UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hardy, A. Thomas
   c/o 2555 Davie Road, Suite 110
   Fort Lauderdale, FL  33317
   USA
2. Issuer Name and Ticker or Trading Symbol
   ProxyMed, Inc.
   PILL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/27/2002
5. If Amendment, Date of Original (Month/Year)
   09/27/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice Pres., Laboratory Services
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$15.55  |09/27|A   |V|16,455     |A  |09/27|09/27|Common Stock|16,455 |$15.55 |            |D  |            |
                      |        |/02  |    | |           |   |/07* |/12  |            |       |       |            |   |            |
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Employee Stock Option |$15.55  |09/27|A   |V|3,156      |A  |09/27|09/27|Common Stock|3,156  |$15.55 |            |D  |            |
                      |        |/02  |    | |           |   |/03  |/12  |            |       |       |            |   |            |
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Employee Stock Option |$15.55  |09/27|A   |V|3,156      |A  |09/27|09/27|Common Stock|3,155  |$15.55 |            |D  |            |
                      |        |/02  |    | |           |   |/04  |/12  |            |       |       |            |   |            |
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Employee Stock Option |$15.55  |09/27|A   |V|3,155      |A  |09/27|09/27|Common Stock|3,155  |$15.55 |58,546      |D  |            |
                      |        |/02  |    | |           |   |/05  |/12  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Correction of Exercisable Date. Option vesting may be accelerated to 12/31/02, subject to the Company's and the employee's satisfaction of certain performance criteria.
SIGNATURE OF REPORTING PERSON
A. Thomas Hardy
DATE
October 1, 2002